FOURTH AMENDMENT TO THE
RUBY TUESDAY, INC. STOCK INCENTIVE
AND DEFERRED COMPENSATION PLAN FOR DIRECTORS

        THIS FOURTH AMENDMENT is made this 8th day of July, 2002, by Ruby Tuesday, Inc., a corporation duly organized and existing under the laws of the State of Georgia (hereinafter called the “Company”).

W I T N E S S E T H:

        WHEREAS, the Company maintains the Ruby Tuesday, Inc. Stock Incentive and Deferred Compensation Plan for Directors, which is currently maintained under an amended and restated indenture which became effective as of September 28, 1994 (the “Plan”); and

        WHEREAS, the Company desires to amend the Plan to increase the number of shares of Company common stock reserved thereunder; to authorize annual option grants to eligible non-employee directors; and to revise the terms of those options that may be granted pursuant to existing Plan provisions, all as provided herein; and

        WHEREAS, the Board of Directors of the Company has duly approved and authorized this amendment to the Plan;

        NOW, THEREFORE, the Company does hereby amend the Plan, effective as of October 8, 2002, except as otherwise provided herein, as follows:

        1.            By adding a new Section 1.1(a-1), as follows:

“(a-1) ‘Annual Option’ means a non-qualified option to purchase shares of Stock pursuant to Section 3A.”

        2.            By adding a new Section 1.1(b-1), as follows:

    “(b-1)        ‘Cause’ means conduct amounting to (1) fraud or dishonesty against the Company or affiliate(s); (2) Participant’s willful misconduct or knowing violation of law in the course of Participant’s service with the Company or affiliate(s); (3) repeated absences from required meetings and other commitments of members of the Board of Directors of the Company or an affiliate without a reasonable excuse; (4) repeated intoxication with alcohol or drugs while on the Company’s or affiliate(s) premises; (5) a conviction or plea of guilty or nolo contendere to a felony or a crime involving dishonesty; or (6) a breach or violation of the terms of any agreement to which the Participant and the Company or affiliate(s) are party.”

         3.        By deleting Section 1.1(c) in its entirety and substituting therefor the following:

                     “(c)        ‘Change in Control’ means any one of the following events:

    (1)        the acquisition by any individual, entity or ‘group’ (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act (a ‘Person’) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Company where such acquisition causes any such Person to own twenty-five percent (25%) or more of the combined voting power of the then outstanding voting securities then entitled to vote generally in the election of directors (the ‘Outstanding Voting Securities’); provided, however, that the following shall not constitute a Change in Control: (i) any acquisition directly from the Company, unless such a Person subsequently acquires additional shares of Outstanding Voting Securities other than from the Company; or (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate.

    (2)        within any twelve-month period (beginning on or after July 9, 2002), the persons who were directors of the Company immediately before the beginning of such twelve-month period (the ‘Incumbent Directors’) shall cease to constitute at least a majority of the Board of Directors of the Company; provided that any director who was not a director as of July 9, 2002 shall be deemed to be an Incumbent Director if that director was elected to the Board of Directors by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors; and provided further that no director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors shall be deemed to be an Incumbent Director;

    (3)        the approval by the stockholders of the Company of a reorganization, merger or consolidation, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities;

(4) the sale, transfer or assignment of all or substantially all of the assets of the Company and its affiliates to any third party; or

(5) the liquidation or dissolution of the Company.”

    4.        By deleting Section 1.1(y) in its entirety and substituting therefor the following:

“(y) ‘Stock Incentives’ means Annual Options, Options, Stock Awards and Restricted Stock Awards.”

    5.        By deleting Section 2.2 in its entirety and substituting therefor the following:

                   “(y)        ‘Stock Subject to the Plan’ Subject to adjustment in accordance with Section 7.1, 950,000 shares of Stock (the ‘Maximum Plan Shares’) are hereby reserved exclusively for issuance pursuant to Stock Incentives. At no time shall the aggregate of shares of Stock issuable pursuant to outstanding Stock Incentives, shares of Stock issued pursuant to Stock Incentives, and shares of Stock issued pursuant to Stock Awards and Restricted Stock Awards exceed the Maximum Plan Shares. If a Stock Incentive expires or terminates for any reason without being exercised in full, the unpurchased shares subject to such Stock Incentive shall again be available for purposes of the Plan.”

    6.        By deleting the last sentence of Section 2.3 in its entirety and substituting therefor the following:

“The Plan shall be interpreted in view of the intention that the grant and exercise of Annual Options and Options and the grant of Stock Awards and Restricted Stock Awards are all intended to qualify as exempt transactions under Rule 16b-3 promulgated under the Exchange Act.”

    7.        By adding Section 3A in its entirety and substituting therefor the following:

“SECTION 3A    ANNUAL OPTION AWARDS

3A.1 Grants of Annual Options. Each Participant who is a director and who is not an employee of the Company shall be granted an Annual Option as of the date of each annual meeting of the shareholders of the Company falling on and after October 8, 2002, if such Participant is elected or re-elected as a director of the Company at that meeting or otherwise continues to serve as a director of the Company immediately following that meeting. In the event the number of Maximum Plan Shares, reduced by the number of such Maximum Plan Shares previously issued or issuable under the Plan, is insufficient to fund all of the Annual Options to be granted as of any annual meeting of the shareholders of the Company, then no Annual Options with respect to that meeting or any subsequent meeting shall be granted unless and until the Plan is amended to increase the number of Maximum Plan Shares; provided, further, that no Annual Options shall be granted with respect to annual meetings that take place prior to the effective date of any such amendment.

3A.2 Annual Options. An Annual Option shall represent the right to purchase 10,000 shares of Stock at a per share exercise price equal to the Fair Market Value of a share of Stock on the date of grant, which is the date of the annual meeting of the shareholders of the Company for which the award is made. Upon the grant of an Annual Option hereunder, the Committee shall prepare (or cause to be prepared) a Stock Incentive Agreement reflecting the option terms, which shall contain the provisions set forth below and such other terms and conditions as the Committee may determine are appropriate from time to time hereafter:

    (a)        Vesting. Each Annual Option granted under this Plan shall not be exercisable until the 30-month anniversary of the date the Annual Option was granted at which point the Annual Option shall be fully exercisable. If the Participant terminates service as a director of the Company due to death, Disability, or retirement at or after age 50 upon expiration of any normal term of appointment, the unvested portion of the Annual Option shall become fully vested. Each Annual Option also shall become fully vested and exercisable immediately prior to any Change in Control. If the Participant’s service as a director of the Company is terminated involuntarily other than due to Cause, a portion of the Annual Option shall become vested and exercisable as follows: that portion determined by multiplying the total number of shares subject to the Annual Option by a fraction, the numerator of which shall be the number of full months of the Participant’s service with the Company from the date of grant to the date of involuntary termination and the denominator of which shall be thirty (30). If the Participant’s service as a director of the Company is terminated involuntarily for Cause, the unvested portion of the Annual Option shall be forfeited.

    (b)        Option Period. Each Annual Option shall have a maximum term of five (5) years, but shall expire no later than (1) ninety (90) days following any earlier termination of the Participant’s service as a director of the Company due to a voluntary resignation or involuntary termination other than for Cause; and (2) fifteen (15) days following any earlier involuntary termination of the Participant’s service as a director of the Company for Cause.

    (c)        Method of Exercise. All Annual Options granted hereunder shall be exercised by written notice directed to the Secretary of the Company at its principal place of business or to such other person as the Committee may direct. Each notice of exercise shall identify the Annual Option which the Participant is exercising (in whole or in part) and shall be accompanied by payment of the applicable exercise price for the number of shares specified in such notice. The exercise price shall be payable upon the exercise of an Annual Option in an amount equal to the number of shares then being purchased times the per share exercise price. Payment at the election of the Participant (or his successors) shall be (1) in cash; (2) by delivery to the Company of a certificate or certificates for shares of Stock held by the Participant for at least six (6) months duly endorsed for transfer to the Company; or (3) by a cashless exercise executed through a broker, dealer, or other creditor, as defined by Regulation T promulgated by the Board of Governors of the Federal Reserve System, following delivery by the Participant to the Company of instructions in a form acceptable to the Company.

    (d)        Restrictions on Transfer and Exercise of Annual Options. No Annual Option shall be assignable or transferable by the Participant except by will or the laws of descent and distribution; provided, however, that the Chairperson of the Committee may (but need not) permit other transfers where the Chairperson concludes that such transferability (1) does not result in accelerated taxation, and (2) is otherwise appropriate and desirable, taking into account any state or federal tax or securities laws or accounting consequences applicable to transferable options. During the lifetime of a Participant, the Annual Option shall be exercisable only by him or her or such permitted transferee; provided, however, that in the event the Participant is subject to a Disability and unable to exercise an Annual Option, such Annual Option may be exercised by such Participant’s legal guardian, legal representative, fiduciary or other representative whom the Chairperson deems appropriate based on applicable facts and circumstances.

3A.3 Rights as a Shareholder. A Participant shall have no rights as a shareholder with respect to shares covered by an Annual Option until the date of the issuance of the shares of Stock to him or her and only after the applicable exercise price of such shares is fully paid. No adjustment will be made for dividends or other rights for which the record date is prior to the date of such issuance.”

    8.        By deleting, effective for Options granted on or after October 8, 2002, Section 6.4 in its entirety and substituting therefor the following:

“6.4 Option Terms. Each Option granted under this Plan shall not be exercisable or vested until six (6) months from the date the Option was granted. If the Participant terminates service as a director of the Company due to death, Disability, or retirement at or after age 50 upon expiration of any normal term of appointment, the unvested portion of the Option shall become fully vested and exercisable. Each Option also shall become fully vested and exercisable immediately prior to any Change in Control. If the Participant’s service as a director of the Company is terminated involuntarily other than due to Cause, a portion of the Option shall become vested and exercisable as follows: that portion determined by multiplying the total number of shares subject to the Option by a fraction, the numerator of which shall be the number of full months of the Participant’s service with the Company from the date of grant to the date of involuntary termination and the denominator of which shall be six (6). If the Participant’s service as a director of the Company is terminated involuntarily for Cause, the unvested portion of the Option shall be forfeited. Each Option shall have a maximum term of five (5) years, but shall expire no later than (1) ninety (90) days following any earlier termination of the Participant’s service as a director of the Company due to a voluntary resignation or involuntary termination other than for Cause; and (2) fifteen (15) days following any earlier involuntary termination of the Participant’s service as a director of the Company for Cause.”

    9.        By deleting Section 6.6 in its entirety and substituting therefor the following:

“6.6 Restrictions on Transfer and Exercise of Options. No Option shall be assignable or transferable by the Participant except by will or the laws of descent and distribution; provided, however, that the Chairperson of the Committee may (but need not) permit other transfers where the Chairperson concludes that such transferability (1) does not result in accelerated taxation, and (2) is otherwise appropriate and desirable, taking into account any state or federal tax or securities laws or accounting consequences applicable to transferable options. During the lifetime of a Participant, Options shall be exercisable only by him or her or such permitted transferee; provided, however, that in the event the Participant is subject to a Disability and unable to exercise an Option, such Option may be exercised by such Participant’s legal guardian, legal representative, fiduciary or other representative whom the Chairperson deems appropriate based on applicable facts and circumstances.”

    10.        By deleting Subsections (a) and (b) of Section 7.1 in their entirety and substituting therefor the following:

    “(a)        The number of shares of Stock reserved for the award of Stock Incentives, the number of shares of Stock reserved for issuance under outstanding Stock Incentives, the number of shares to be awarded as an Annual Option and the exercise price of each outstanding Annual Option and Option shall be proportionately adjusted for any increase or decrease in the number of shares of Stock resulting from a subdivision or combination of shares or the payment of a stock dividend (including, but not limited to, an extraordinary dividend) in shares of Stock to holders of outstanding shares of Stock or any other increase or decrease in the number of shares of Stock outstanding effected without receipt of consideration by the Company.

    (b)        If the Company shall be the surviving corporation in any merger or consolidation, recapitalization, reclassification of shares or similar reorganization, an appropriate adjustment shall be made to each Stock Incentive such that the Participant shall be entitled to receive or purchase, as applicable, the number and class of securities to which a holder of the number of shares of Stock at the time of the transaction would have been entitled to receive as a result of such transaction, and a corresponding adjustment shall be made in the exercise price of each outstanding Annual Option and Option. A dissolution or liquidation of the Company shall cause all Stock Incentives to terminate as to any portion thereof not vested and/or exercised as of the effective date of the dissolution or liquidation. In the event of a sale of substantially all of the Stock or property of the Company or the merger or consolidation of the Company into another entity where the acquiror does not agree to the assumption of the Annual Options and Options, the Committee shall be authorized to terminate the outstanding Annual Options and Options in consideration of the payment to each Participant holding such a Stock Incentive of an amount equal to the difference between the Fair Market Value of the Stock subject to the unexercised portion of the Annual Option or Option, as the case may be, and the aggregate exercise price of such Annual Option or Option.”

    11.        By substituting the phrase “Annual Option or Option” for the term “Option” as such term appears in Section 7.3 and by deleting the second sentence of Section 7.5 in its entirety.

        This Fourth Amendment shall be submitted to the stockholders of the Company for their approval and, if such approval is not obtained, the adoption of this Fourth Amendment, other than Sections 1.1(b-1), 1.1(c-1), 6.4 and 6.6, shall be deemed null and void and the Plan shall remain as in effect immediately prior to the adoption of this Fourth Amendment by the Board of Directors of the Company, except as amended by Sections 1.1(b-1), 1.1(c-1), 6.4 and 6.6.

        Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to the adoption of this Fourth Amendment.

        IN WITNESS WHEREOF, the Company has caused this Fourth Amendment to be executed on the day and year first above written.

RUBY TUESDAY, INC.

By:	/s/ Samuel E. Beall, III
Title:	Chairman and Chief Executive Officer

ATTEST:

By:	/s/ Daniel T. Cronk
Title:	Secretary

      [CORPORATE SEAL]